As filed with the Securities and Exchange Commission on August 30, 2022

Registration No. 333-262261

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1/A

(Amendment No. 2)

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

AUTO PARTS 4LESS GROUP, INC.
(Exact name of Registrant as specified in its charter)

Nevada	7389	90-1494749
Incorporation	(Primary Standard Industrial	(I.R.S. Employer
or organization)	Classification Code Number)	Identification Number)

Incorp Services, Inc.
2360 Corporate Circle, Suite 400
Henderson, Nevada 89074
(702) 866-2500
(Name, address, telephone number of agent for service)

106 W. Mayflower
Las Vegas, Nevada 89030
(702) 267-6100
(Address and Telephone Number of Registrant’s Principal
Executive Offices and Principal Place of Business)

Copies to:

Frederick M. Lehrer, P.A. Attorney and Counselor at Law Counsel to Auto Parts 4Less Group, Inc. flehrer@securitiesattorney1.com (561) 706-7646	Marc Ross, Esq. Avital Perlman, Esq. Sichenzia Ross Ference LLP 1185 Avenue of the Americas, 31st Floor New York, NY 10036 Tel.: (212) 930-9700

Approximate date of proposed sale to the public: As soon as practicable after this registration statement is declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box, and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
(Do not check if a smaller reporting company)		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

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The information contained in this Prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is declared effective. This Prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

EXPLANATORY NOTE

On August 29, 2022, we filed Amendment Number 1 to our S-1 Registration Statement, which document contained Scriveners Errors on page iii regarding our stock symbol, incorrectly stating that our stock symbol is “FLEX” when in fact it is “FLES”:

Disclosure Made in August 29, 2022 S-1 Registration Statement

Prior to this offering, there has not been an active market for our common stock and there has been no public market for our Warrants. Our Common Stock is presently traded on the over-the-counter market and quoted on the OTCQB market under the symbol “FLES” On August 26, 2022, the last reported sale price of our Common Stock was $5.40 per share. We have applied to list our Common Stock and Warrants on the Nasdaq Capital Market (“NASDAQ”) under the symbols “FLEX” and “FLESW,” respectively. No assurance can be given that our Common Stock and Warrants will be approved for listing on NASDAQ or that the trading prices of our Common Stock on the OTCQB market will be indicative of the prices of our Common Stock if our Common Stock were traded on the Nasdaq Capital Market. This offering will occur only if NASDAQ approves the listing of our Common Stock and Warrants.

The above disclosure is amended in this Amendment Number 2, as follows:

Prior to this offering, there has not been an active market for our common stock and there has been no public market for our Warrants. Our Common Stock is presently traded on the over-the-counter market and quoted on the OTCQB market under the symbol “FLES” On August 26, 2022, the last reported sale price of our Common Stock was $5.40 per share. We have applied to list our Common Stock and Warrants on the Nasdaq Capital Market (“NASDAQ”) under the symbols “FLES” and “FLESW,” respectively. No assurance can be given that our Common Stock and Warrants will be approved for listing on NASDAQ or that the trading prices of our Common Stock on the OTCQB market will be indicative of the prices of our Common Stock if our Common Stock were traded on the Nasdaq Capital Market. This offering will occur only if NASDAQ approves the listing of our Common Stock and Warrants.

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Exhibits and Financial Statement Schedules

Exhibit #	Description
5.1	Opinion of Frederick M. Lehrer, Esquire of Frederick M. Lehrer, P. A. dated August 30, 2022 *
23.1	Consent of Frederick M. Lehrer, P. A. (included in Exhibit 5.1) *
23.2	Consent of LJ Soldinger dated August 30, 2022 *
101.INS	Inline XBRL Instance Document - the instance document does not appear in the Interactive Data File because XBRL tags are embedded within the Inline XBRL document. *
101.SCH	Inline XBRL Taxonomy Extension Schema Document *
101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document *
101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document *
104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101) *

__________

* Filed herein

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SIGNATURES

Pursuant to the requirement of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement on Form S-1/A to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Las Vegas, Nevada on August 30, 2022.

By:	/s/ Tim Armes
Tim Armes Chief Executive Officer Chief Financial Officer (Principal Executive Officer) (Principal Financial Officer)

In accordance with the requirements of the Securities Act, this Registration Statement has been signed below by the following persons on behalf of the Company in the capacities and on the date indicated above.

By:	/s/ Tim Armes
Tim Armes, Director

By:	/s/ Tim Armes
Tim Armes Chief Executive Officer Chief Financial Officer (Principal Executive Officer) (Principal Financial Officer)

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